Exhibit 99.1

Lexmark acquires Brainware

•	Latest acquisition is a leading provider of intelligent data capture software
•	Builds upon and strengthens Lexmark’s managed print services (MPS) and end-to-end business process solutions
•	Expands reach of Lexmark’s portfolio of leading content management solutions

LEXINGTON, Ky., March 5, 2012 – Lexmark International, Inc. (NYSE: LXK) today announced the acquisition of Luxembourg-based BDGB Enterprise, including its U.S. subsidiary Brainware, Inc., a Vista Equity Partners portfolio company, for a cash purchase price of approximately $148 million.

Brainware now joins Perceptive Software, a stand-alone business unit within Lexmark. Brainware’s chief executive officer, Carl Mergele, will report directly to Scott Coons, Perceptive Software’s president and chief executive officer and Lexmark vice president.

Brainware’s intelligent data capture platform, Brainware Distiller™, accurately extracts critical information from paper and electronic documents, validates the extracted data and passes it to customers’ data management systems, enterprise resource planning (ERP) and/or financial management systems.

Brainware Distiller™ enables customers to more efficiently process invoices, fulfill customer orders, balance remittances, index documents, process loan applications, and perform other document-intensive processes. This high growth market is closely adjacent to both Lexmark’s customer solutions and Perceptive Software’s expanding enterprise content management (ECM) and business process management (BPM) businesses.

By bringing these closely aligned technologies together, Lexmark will further strengthen its unique, industry-leading end-to-end products, solutions and services with a broader range of software that enables customers to capture, manage and access information and business process workflows.

Many Global 2000 companies use Brainware’s products and services. The company’s significant experience includes customers in the healthcare, manufacturing, financial services, retail, energy and technology segments. Brainware has offices in the U.S., U.K., Switzerland and Germany.

This acquisition is consistent with Lexmark’s capital allocation framework of pursuing acquisitions to support the growth of the company while returning more than 50 percent of free cash flow to shareholders, on average, through quarterly dividends and share repurchases.

In this quarter, the company executed an accelerated share repurchase agreement to purchase $30 million of the company’s outstanding shares and announced a cash dividend of $0.25 per share that will be paid on March 16, 2012, to shareholders of record as of March 5, 2012. Lexmark retains a strong liquidity position with a long history of cash generation. Non U.S.-based cash was used for this acquisition.

Supporting Quotes:

“With the acquisition of Brainware, Lexmark is further strengthening and differentiating our industry-leading managed print services offerings and our end-to-end business process solutions,” said Paul Rooke, Lexmark’s chairman and chief executive officer. “Brainware’s innovative intelligent data capture technology will be attractive to our customers across the globe.”

“Brainware’s sophisticated technology brings a powerful set of capabilities that further round out our process and content management offerings, and are especially appealing to large enterprises," said Scott Coons, Perceptive Software’s president and chief executive officer and Lexmark vice president. "Many of our customers use our technology to manage very high volumes of content. Brainware’s proven accuracy rate in these environments gives our customers an even greater ability to drive cost out of their business and realize an enhanced return on investment from their core business applications.”

"Having already been partners with Perceptive Software and powering the IntelliCapture solution, we know that joining our technologies is game changing for our customers,” said Carl Mergele, Brainware’s chief executive officer. "Becoming part of Perceptive Software, known for delivering solutions that bring rapid value to customers, allows Brainware to continue doing what it does best.”

About Lexmark
Lexmark International, Inc. (NYSE: LXK) provides businesses of all sizes with a broad range of printing and imaging products, software, solutions and services that help customers to print less and save more. Perceptive Software, a stand-alone software business within Lexmark, is a leading provider of process and content management software that helps organizations fuel greater operational efficiency. In 2011, Lexmark sold products in more than 170 countries and reported more than $4 billion in revenue.

To learn more about Lexmark, please visit www.lexmark.com. For more information on Perceptive Software, please visit www.perceptivesoftware.com.

For more information on Lexmark, see the Lexmark Facebook page and follow us on Twitter.

For more information about Perceptive Software, please visit the company's Facebook and Twitter profiles.

About Brainware, Inc.
Brainware, Inc. is an innovative provider of intelligent data capture and enterprise search solutions that help Global 2000 companies eliminate costly manual data entry, rapidly process large volumes of documents and retrieve data from across the enterprise. For more information about Brainware, visit www.brainware.com.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries. All other trademarks are the property of their respective owners.

For further information: Lexmark Investor, John Morgan, +1-859-232-5568, jmorgan@lexmark.com, Lexmark Media, Jerry Grasso, +1-859-232-3546, ggrasso@lexmark.com, Perceptive Software Media, Dan Dillon , +1-913-636-4931, dan.dillon@perceptivesoftware.com, or Brainware Media, Charles Kaplan, +1-703-948-5886, charles.kaplan@brainware.com.